EXHIBIT 3.2
AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP
OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP
          The undersigned, being the only general partner of Consolidated Capital Institutional Properties, LP (the “Partnership”), and desiring to amend the Certificate of Limited Partnership of the Partnership under Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, hereby makes and executes the following Certificate of Amendment.
          The original Certificate of Limited Partnership (the “Certificate”) was filed with the Office of the Secretary of State of Delaware on March 19, 2008. The Certificate is hereby amended and supplemented by adding the following paragraph:
          5. The limited partnership interests of the Partnership may consist of an unlimited number of series of limited partnership interests. Each series of interests shall have separate rights, powers and duties with respect to the property and obligations of the Partnership and profits and losses associated with such property and obligations. The Partnership shall maintain separate and distinct records for each series and, pursuant to Section 17-218 of the Delaware Revised Uniform Limited Partnership Act, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series or a general partner of such series, and not against the assets of any other series or the Partnership generally.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP
By:	CONCAP EQUITIES, INC.
General Partner

By:	/s/ Brian J. Bornhorst
Brian J. Bornhorst
Vice President

Dated: April 30, 2008